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                                                                  EXHIBIT 4.1

                                PRODUCT PAYMENTS

Definitions. For purposes of this Exhibit 4.1, the following terms shall have the following meanings:

"Base Product Volume" means the actual quantity of Base Product, expressed in kilograms, that is produced in and released from a Batch.

"Batch" means a *** in which PSGL-Ig or Base Product is made and from which PSGL-Ig or Base Product is released for fill/finish.

"Batch Volume" means the actual volume (in liters) used in producing a Batch of PSGL-Ig or Base Product.

"*** Calculation Date" means the date as of which Wyeth completes the last Batch required to produce the *** for PSGL-Ig, or if Wyeth plans to launch the Base Product instead of PSGL-Ig, then "*** Calculation Date" means the date as of which largest Batch Volume used in the Batch for PSGL-Ig for use in clinical trials has been completed.

"PSGL-Ig ***" means Wyeth's *** of PSGL-Ig, as calculated by Wyeth as of the *** Calculation Date, at the same Batch Volume used in calculating PSGL-Ig Volume, in a manner consistent with its practice of determining the cost of other Wyeth products based on ***.

"PSGL-Ig Volume" means Wyeth's actual quantity of PSGL-Ig, expressed in kilograms, that is produced in and released from the largest Batch as of the *** Calculation Date, calculated by Wyeth in a manner consistent with its practice of determining the yield of other Wyeth products.

"Launch Quarter" means the Calendar Quarter in which Wyeth receives any Regulatory Approval for the sale of the Base Product.

"Launch Volume" means the quantity of product required by Wyeth to be available at time of first Commercial Sale of PSGL-Ig or Base Product.

"***" means Wyeth's *** ***costs are calculated by Wyeth in a manner consistent with determining such***for other Wyeth products.

"Payment Components" means the PSGL-Ig ***, PSGL-Ig Volume, and Base Product Volume.

"Volume Variance Value" means ***.

Product Payments. Wyeth shall make Product Payments in accordance with the following:


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1.   Calculation of PSGL-Ig *** and PSGL-Ig Volume. Within 30 days after the ***
     Calculation Date, Wyeth will calculate the PSGL-Ig *** and PSGL-Ig Volume and furnish to Neose a written report setting forth, in reasonable detail, such amounts and the calculation of such amounts. Such report will be subject to audit in accordance with the provisions of Section 4.6.

2. Calculation of Base Product Volume. Within 30 days after the end of each Calendar Quarter, commencing with the Launch Quarter, Wyeth shall calculate and include in its report for such quarter delivered to Neose pursuant to
     Section 4.4.1 the Base Product Volume and the calculation thereof.

3. Payments. Within 30 days after the end of each Calendar Quarter, commencing with the Launch Quarter, Wyeth shall report to Neose in accordance with
     Section 4.4.1 of this Agreement and make a payment to Neose in accordance with Section 4.1 equal to the product of ***% multiplied by the Volume Variance Value. Wyeth may, at its sole discretion, deduct from this payment the cost of Reagents used to make the Batches of Base Product for that Calendar Quarter.

4. Adjustments for Batch Volume. If, when calculating Base Product Volume, the Batch Volume of the Base Product differs from the Batch Volume of PSGL-Ig used in calculating PSGL-Ig Volume as of the Cost Calculation Date, the PSGL-Ig Volume will be adjusted as follows:

    (i) Calculate the ratio of the *** to the *** used in calculating *** as of the *** Calculation Date. (ii) Multiply *** by ***.
Examples:

Example 1:  ***

Example 2:  ***.



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